Exhibit 10.22

Consulting Service and Rental Sharing Agreement

This consultation and service agreement (hereinafter referred to as “this agreement”) by the following (hereinafter referred to as the “parties to the agreement”) on December 31st, 2021, signed in Nanjing, China

Party A:   Nanjing Diyang Medical Laboratory Co., LTD.,

Address: 2005-2010, Building B, Phase I, Ecological Life Science Industrial Park, No. 3-1, New Jinhu Road, Jiangbei New District, Nanjing

Party B:  Nanjing Diji Biotech Co., LTD.

Address: 20F, Building B, Phase I, Ecological Life Science Industrial Park, No. 3-1, New Jinhu Road, Jiangbei New District, Nanjing

In view of the fact that:

1. Party A is a limited liability company registered in China, has consulting resources and services;

2. Party B is a limited liability company registered in China, Party B is committed to promote the use of the NGS technology for cancer diagnosis and screening of services in Chinese market;

3. Party A agrees to provide consulting and related services to Party B, Party B agrees to accept Party A to provide consulting and services.

Hereby, the two parties, through friendly negotiation and based on the principle of equality and mutual benefit, have reached the following agreement to abide by:

1.Consulting and services

1.1	During the period of this agreement, Party A agrees to provide Party B with the following consulting and services in accordance with the terms of this Agreement as follows:

(1) to provide business and management, operation and Party B related advisory services and assistance.

(2) to provide technical consultation and technology transfer service.

(3) to provide technology development services.

(4) to provide market research, research, consultancy services.

(5) to provide short-term market development, market planning services.

(6) to provide other technical services.

1.2 Party B agrees to accept the consultation and services provided by Party A during the validity of this Agreement.

2.Calculation and payment of consulting and service fees (hereinafter referred to as “Service Fees”) and rental apportionment

2.1  The Parties agree that the fixed service fee shall be RMB 2,955,220.88 from January 1st, 2019 to December 31st, 2021, based on the following factors :

(1) the technical difficulty and complexity of the consultation and service;

(2) the time spent by Party A’s employees for consultation and services;

(3) the specific content of the consultation and service and its commercial value;

(4) Market reference prices for similar consultation and services.

2.2  Both parties agree that the office shall be on the 20th floor of Building B, Phase I, Zhongdan Ecological Life Science Industrial Park, No. 3-1, New Jinhu Road, Jiangbei New District, Nanjing, with a total area of 1,420.38 square meters. Party A shall use the area and pay the monthly rent as follows:

Area (m2)	Proportion	Unit rental per Month (RMB)	Rental per Month (RMB)
42.2	100%	45	1899.0
132.6	50%	45	2983.5

As shown in the table, 42.2 square meters shall be used by Party A independently; 132.6 square meters shall be shared with Party B including reagent preparation room and consumables warehouse, dressing room and sample receiving room, medical waste temporary storage room and spare room. From January 1, 2019 to December 31, 2021, Party A shall repay to Party B the rent on behalf of Party B in the amount of RMB 48,210, of which the rent on behalf of Party A in 2019 is RMB 6,360, and the rent on behalf of Party B in 2020 is RMB 41,850.

2.3  According to 2.1 and 2.2, Party B shall pay Party A net amount of RMB 2,907,010.88. This amount shall be offset against the balance of Party B’s loan to Party A in historical years.

3.Representation and Warranty

3.1  Each party represents and warrants that:

3.1.1	The Party is a company lawfully registered and validly existing in accordance with the laws of the People’s Republic of China.
3.1.2

The party has performed this agreement within its corporate power and business scope, has obtained the necessary company authorization, and has obtained the consent and approval of third parties and government departments, and does not violate any legal or contractual restrictions that are binding or affecting it.

3.1.3	Once signed, this Agreement shall constitute a legal, valid, binding and enforceable document for the parties.

4.Confidentiality Terms

4.1

Party A and Party B agree to know or have access to any confidential data and information of important economic and commercial value to the Provider (hereinafter referred to as “Confidential Information”). Both Parties undertake to take all reasonable measures to keep confidential: without the prior written consent of the party providing the Confidential Information, the Confidential information shall not be disclosed, given or transferred to any third party (including the combination, merger, or direct or indirect control of the recipient of the Confidential Information with a third party) except for the purpose of performing this Agreement. Upon termination of this Agreement, Party A and Party B shall return or destroy any documents, materials or software containing the Confidential Information to the original owner or provider of the Confidential Information, or with the consent of the original owner or provider, including deleting any confidential letters or messages from any relevant memory devices, and shall not continue to use such Confidential information. Party A and Party B shall take necessary measures to disclose the Confidential information only to Party B’s staff, agents or professional advisers who are necessary to know and to urge such staff, agents, managers or professional advisers of Party B to comply with the confidentiality obligations hereunder. Party A and Party B, Party B’s employees, agents or professional advisors shall sign a specific confidentiality agreement to be followed by each party.

4.2	The above restrictions do not apply to:

4.2.1	Has become generally available to the public at the time of disclosure;
4.2.2	Information that has become generally available to the public after the disclosure without the fault of Party A or Party B;
4.2.3	Party A or Party B can prove that the information is in its possession before disclosure and is not obtained directly or indirectly from other parties;
4.2.4

Party A or Party B shall be obliged to disclose the confidential information to relevant government departments, stock trading institutions, etc. in accordance with laws and regulations or listing requirements. Party A or Party B shall disclose the confidential information to its direct legal advisors and financial advisors for its normal operation.

4.3	The parties agree that this clause shall remain in effect irrespective of the change, rescinsion or termination of this Agreement.

5.	Compensation

5.1

If either party hereto violates this Agreement or any statement or warranty made herein, the non-breaching party may notify the breaching party in writing and require it to correct the breach within a reasonable period or within 10 days after receipt of the notice, take corresponding measures to effectively and timely avoid the occurrence of damage, and continue to perform this Agreement. If the breaching party fails to correct the breach or take remedial measures within a reasonable period or within 10 days after the non-breaching party gives the written notice to correct the breach, the non-breaching party shall have the right, at its discretion, to terminate this Agreement or require the breaching Party to continue to perform its obligations hereunder.

5.2

Except as otherwise agreed herein, if either party violates the provisions hereof, the non-breaching party shall have the right to demand the breaching party to bear the liability for breach. If the non-breaching party suffers losses as a result, the breaching party shall be liable for the actual losses of the non-breaching party.

6.Entry into force, Performance and Validity

6.1	This Agreement is executed and becomes effective as of the date first indicated above.

6.2	Unless Party A terminates this Agreement in advance, this Agreement shall continue to be effective during the term of Party B.

7.Termination

7.1	During the term of this Agreement, Party B shall not terminate this Agreement in advance.

7.2	Both parties may terminate this Agreement upon mutual agreement.

7.3	After the termination of this Agreement, the rights and obligations of the parties hereto under Article 4 and Article 5 shall continue to be valid.

8.Dispute Resolution

8.1

In the event of any dispute between the Parties regarding the interpretation and performance of the terms hereunder, the parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached through negotiation, either party may submit the dispute to Jiangsu Arbitration Center of China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules in effect at that time. The place of arbitration shall be Nanjing, China, and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon both parties hereto. The provisions of this Article shall not be affected by the termination or rescission of this Agreement.

8.2

After the occurrence of a dispute, the parties hereto shall continue to exercise their other rights and perform their other obligations hereunder except for the disputed matters during the arbitration of the dispute.

9.Segmentation of the agreement

The parties hereby affirm that this Agreement is a fair and reasonable agreement between the parties on the basis of equality and mutual benefit. If any provision of this Agreement is invalid or unenforceable due to inconsistency with the relevant law, such provision shall be invalid or unenforceable only within the jurisdiction of the relevant law and shall not affect the legal effect of other provisions of this Agreement.

10.Amendment and supplement

The Parties hereto shall amend and supplement this Agreement by written agreement. Any amendment and supplement to this Agreement duly signed by both parties hereto shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

11.Governing Law

The execution, validity, performance and interpretation of this Agreement and the settlement of disputes shall be governed by and construed in accordance with the laws of the People’s Republic of China.

12.Others

This Agreement is made in two copies in Chinese, with each party holding one copy.

[No text below, the Consulting and Services Agreement signed pages]

[No text, the Consulting and Services Agreement signed page]

Nanjing Diyang Medical Laboratory Co., LTD

Legal Representative,  Zhang Heping

Signed:	/s/ Zhang Heping

[No text, the Consulting and Services Agreement signed page]

Nanjing Diji Biotech Co., LTD

Legal Representative,  Aiguo Zhang

Signed:	/s/ Aiguo Zhang

Annex 1: Details of service charges over the years